UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 26, 2004
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire 03079
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The Board of Directors of StockerYale, Inc. has named Richard P. Lindsay as executive vice president and chief financial officer, effective August 30, 2004. Mr. Lindsay will be responsible for all aspects of financial management and planning, including accounting and treasury functions, SEC and corporate compliance, acquisitions, strategic planning, and investor relations. Mr. Lindsay was granted 100,000 options to purchase StockerYale common stock.

    Mr. Lindsay, 42, recently served as CFO with The Boston Beer Company (Samuel Adams). During his six-year tenure with The Boston Beer Company from January, 1997 to March, 2003, Mr. Lindsay presided over the financial, information technology, and international business development operations for this $240 million publicly traded brewing company. Subsequent to his position at Boston Beer, Mr. Lindsay pursued and completed an MBA while performing CFO advisory consulting services for profit and non-profit organizations.

     Francis J. O'Brien, who held the position of chief financial officer before the appointment of Richard Lindsay, has resigned effective August 30, 2004 and will assist Mr. Lindsay in the transition.

Item 9.01 Financial Statements and Exhibits.

     On August 28, 2004, StockerYale issued the press release attached hereto as Exhibit 99.1 concerning the appointment of Richard P. Lindsay as chief financial officer. The press release is incorporated herein by this reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	August 31, 2004	By:	/s/ Richard P. Lindsay Richard P. Lindsay Chief Financial Officer and Secretary

2 / STKR /	END	FORM 8-K